Exhibit 99(h)(13)

ABSOLUTE INVESTMENT ADVISERS LLC
350 Lincoln Street, Suite 316
Hingham, MA 02043

July 29, 2010

Mr. Stacey E. Hong, President
Atlantic Fund Administration, LLC
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Expense Limitation Agreement

Dear Mr. Hong:

Absolute Investment Advisers LLC (the “Adviser”) agrees to reduce its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expenses on short sales, acquired fund fees and expenses, proxy expenses and extraordinary expenses) for the Absolute Opportunities Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 2.95% for Institutional Shares through July 31, 2011.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on July 31, 2011.

Very truly yours,

Absolute Investment Advisers LLC

By:           /s/ Anthony R. Bosch

Title:  Principal